Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2020

Company to Host Quarterly Conference Call at 5:30 P.M. ET on November 5, 2020
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - November 5, 2020: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2020.

($ in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	Change	2020	2019	Change
Gross premiums written	$365,819	$317,184	15.3%	$1,140,653	$1,085,505	5.1%
Gross premiums earned	$353,991	$344,683	2.7%	$1,042,749	$986,521	5.7%
Net premiums earned	$188,741	$192,920	(2.2)%	$565,819	$564,046	0.3%
Total revenues	$212,733	$207,598	2.5%	$605,434	$614,695	(1.5)%
Loss before income tax	$(100,553)	$(36,074)	NM	$(86,875)	$(27,346)	NM
Loss attributable to UIHC	$(74,072)	$(28,280)	NM	$(62,521)	$(21,714)	NM
Net loss available to UIHC common stockholders per diluted share	$(1.73)	$(0.66)	NM	$(1.46)	$(0.51)	NM

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets	$1,043	$1,326	(21.3)%	$3,224	$4,030	(20.0)%
Less: Net realized gains on investment portfolio	$24,968	$18	NM	$24,959	$186	NM
Less: Unrealized gains (losses) on equity securities	$(11,552)	$2,609	NM	$(17,456)	$15,519	NM
Less: Net tax impact(1)	$(2,598)	$(359)	NM	$(898)	$(3,220)	72.1%
Core loss (2)	$(83,847)	$(29,222)	NM	$(65,902)	$(30,169)	NM
Core loss per diluted share(2)	$(1.95)	$(0.68)	NM	$(1.54)	$(0.71)	NM

Book value per share				$10.54	$11.93	(11.7)%
NM = Not Meaningful
(1) In order to reconcile net loss to the core loss measure, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core loss and core loss per diluted share, measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

“First, our thoughts are with all of the victims of the record-setting catastrophes this year, and our thanks to the many employees and partners that continue to serve our insureds," said Dan Peed, CEO of UPC Insurance.

"Year-to-date we have seen a record number of named storms in our geographic footprint. As an insurer that focuses on providing homeowners' insurance in hurricane-prone coastal areas, we experienced our largest ever quarterly losses due to these unprecedented storms.

Exhibit 99.1
Unfortunately, the losses attributable to the named storms masked numerous successes in the third quarter, including continued improvement in our core ex-hurricane earnings, increased rate earning through our portfolio, a decreased expense ratio, and accelerated rate increases on both the commercial and personal lines of our business.

As we conclude 2020 and move into the new year, we believe the tightening market conditions will not adversely affect our planned rate increases in both our commercial specialty and personal lines of our business. We remain optimistic that we will be well-positioned to reduce volatility through increased reinsurance cessions, while still achieving positive returns."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net loss attributable to UIHC	$(74,072)	$(28,280)	$(62,521)	$(21,714)
Return on equity based on GAAP net loss attributable to UIHC (1)	(58.6)%	(21.3)%	(16.5)%	(5.5)%

Core loss	$(83,847)	$(29,222)	$(65,902)	$(30,169)
Core return on equity (1)(2)	(66.3)%	(22.0)%	(17.4)%	(7.6)%
(1) Return on equity for the three and nine months ended September 30, 2020 and 2019 is calculated on an annualized basis by dividing the net loss or core net loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core loss, which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	2019	Change		2020	2019	Change
Loss ratio, net(1)	115.8%	76.8%	39.0	pts	74.8%	65.4%	9.4	pts
Expense ratio, net(2)	49.0%	48.3%	0.7	pts	46.3%	47.1%	(0.8)	pts
Combined ratio (CR)(3)	164.8%	125.1%	39.7	pts	121.1%	112.5%	8.6	pts
Effect of current year catastrophe losses on CR	74.2%	26.0%	48.2	pts	33.0%	13.8%	19.2	pts
Effect of prior year unfavorable (favorable) development on CR	(2.2)%	6.3%	(8.5)	pts	(1.1)%	5.9%	(7.0)	pts
Underlying combined ratio(4)	92.8%	92.8%	—	pts	89.2%	92.8%	(3.6)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Impact of Coronavirus (COVID-19), Financial Status and Outlook

The COVID-19 pandemic has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans and restrictions, self-imposed quarantine periods, state and local shelter-in-place orders, business and government shutdowns and social distancing, have caused and continue to cause material disruption to businesses and economies globally. In addition, global equity markets have experienced and continue to experience significant volatility and weakness.

Exhibit 99.1

The Company is committed to its employees, agents, customers and stockholders in its resolve to maintain a stable and secure business. During the third quarter of 2020, the Company was able to resume hiring activities, despite the limits on in-person interviews and on-boarding procedures resulting from COVID-related protocols. In addition, the Company has converted to virtual sales processes to enable our agents to continue their activities. The Company believes these activities, collectively, help ensure the health and safety of its employees through adherence to CDC, state and local government work guidelines.

The scope, severity and longevity of any potential business shutdowns or disruptions as a result of the COVID-19 outbreak is highly uncertain and cannot be predicted at this time, as new information may continue to emerge concerning the actions governments may take to contain or mitigate the spread of the virus or address its impact on individuals, businesses and the economy. The Company did not incur material claims or significant disruptions to the business for the three and nine months ended September 30, 2020. The Company has not incurred any significant impact to its results of operations, financial position, liquidity or its ability to service its policyholders as of the date of this press release, with the exceptions of fluctuations in our investment portfolios due to the volatility of the equity securities markets. The Company reduced the size of its equity securities portfolio during the third quarter of 2020, which has reduced the impact of fluctuations in the market on the Company's financial condition. At this time, it is not possible to reasonably estimate the extent of the impact of the economic uncertainties on the financial results and condition of the Company in future periods, but the Company will continue to respond to the COVID-19 pandemic and take reasonable measures to make sure customers continue to be served without interruption.

Quarterly Financial Results
Net loss attributable to the Company for the third quarter of 2020 was $74.1 million, or $1.73 per diluted share, compared to net loss of $28.3 million, or $0.66 per diluted share, for the third quarter of 2019. The increase in net loss was primarily due to an increase in the Company's loss and loss adjustment expenses (LAE) due to a higher frequency of catastrophe activity during the third quarter of 2020. The Company also experienced a decrease in unrealized gain on equity securities during the third quarter of 2020 compared to the third quarter of 2019. The Company sold equity securities that were in an unrealized gain position during the third quarter of 2020, which resulted in realized gains of $24.0 million, but reduced the unrealized gain balance at quarter end.

The Company's total gross written premium increased by $48.6 million, or 15.3%, to $365.8 million for the third quarter of 2020, from $317.2 million for the third quarter of 2019, driven by rate increases in Florida and organic policy growth in new and renewal business generated in the Gulf and Southeast regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended September 30,
	2020	2019	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$191,858	$157,278	$34,580	22.0%
Gulf	73,804	62,970	10,834	17.2
Northeast	55,871	55,665	206	0.4
Southeast	36,496	32,047	4,449	13.9
Total direct written premium by region	358,029	307,960	50,069	16.3
Assumed premium (2)	7,790	9,224	(1,434)	(15.5)
Total gross written premium by region	$365,819	$317,184	$48,635	15.3%

Gross Written Premium by Line of Business
Personal property	$302,078	$259,187	$42,891	16.5%
Commercial property	63,741	57,997	5,744	9.9
Total gross written premium by line of business	$365,819	$317,184	$48,635	15.3%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2020 and 2019 primarily included commercial property business assumed from unaffiliated insurers.

Exhibit 99.1

Loss and LAE increased by $70.6 million, or 47.7%, to $218.7 million for the third quarter of 2020, from $148.1 million for the third quarter of 2019. Loss and LAE expense as a percentage of net earned premiums increased 39.0 points to 115.8% for the third quarter of 2020, compared to 76.8% for the third quarter of 2019. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter of 2020 would have been 23.4%, a decrease of 1.5 points from 24.9% during the third quarter of 2019.

Policy acquisition costs decreased by $3.1 million, or 5.0%, to $58.7 million for the third quarter of 2020, from $61.8 million for the third quarter of 2019 primarily due to a decrease in assumed ceding commission expense, as a result of the decline in the Company's assumed line of business during the third quarter of 2020 which is offset by an increase in managing general agent commissions related to commercial premiums .

Operating and underwriting expenses increased by $2.3 million, or 18.9%, to $14.5 million for the third quarter of 2020, from $12.2 million for the third quarter of 2019, primarily due to increased investments in technology, as well as increased agent-related expenses incurred during the quarter, which are based on our agent incentive program.

General and administrative expenses remained relatively flat, increasing by $0.1 million, or 0.5%, to $19.2 million for the third quarter of 2020, from $19.1 million for the third quarter of 2019.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	2019	Change		2020	2019	Change
Loss and LAE	$218,652	$148,125	$70,527		$423,182	$368,924	$54,258
% of Gross earned premiums	61.8%	43.0%	18.8	pts	40.6%	37.4%	3.2	pts
% of Net earned premiums	115.8%	76.8%	39.0	pts	74.8%	65.4%	9.4	pts
Less:
Current year catastrophe losses	$140,002	$50,168	$89,834		$186,919	$77,627	$109,292
Prior year reserve unfavorable (favorable) development	(4,213)	12,249	(16,462)		(6,165)	33,216	(39,381)
Underlying loss and LAE (1)	$82,863	$85,708	$(2,845)		$242,428	$258,081	$(15,653)
% of Gross earned premiums	23.4%	24.9%	(1.5)	pts	23.2%	26.2%	(3.0)	pts
% of Net earned premiums	43.9%	44.4%	(0.5)	pts	42.8%	45.8%	(3.0)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	2019	Change		2020	2019	Change
Policy acquisition costs	$58,735	$61,849	$(3,114)		$170,183	$178,717	$(8,534)
Operating and underwriting	14,483	12,167	2,316		38,164	33,577	4,587
General and administrative	19,224	19,105	119		53,646	53,488	158
Total Operating Expenses	$92,442	$93,121	$(679)		$261,993	$265,782	$(3,789)
% of Gross earned premiums	26.1%	27.0%	(0.9)	pts	25.1%	26.9%	(1.8)	pts
% of Net earned premiums	49.0%	48.3%	0.7	pts	46.3%	47.1%	(0.8)	pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the third quarter of 2020 and 2019 were as follows:

Exhibit 99.1

	2020	2019
Non-at-Risk	(2.2)%	(2.3)%
Quota Share	(13.6)%	(12.2)%
All Other	(30.9)%	(29.5)%
Total Ceding Ratio	(46.7)%	(44.0)%

The increase in this ratio was driven by the terms of the Company's 2020-2021 catastrophe excess of loss agreement. During the third quarter of 2020, the Company's subsidiary, UPC Re, assumed losses causing the Company to reach the exhaustion point of the intercompany catastrophe excess of loss agreement. This resulted in an acceleration of recorded ceded unearned premium which did not occur in the third quarter of 2019. In addition, the Company experienced an increase in costs related to the quota share agreement due to increased gross premium written by the participating insurance subsidiaries in 2020.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased to $1.5 billion at September 30, 2020 from $1.3 billion at December 31, 2019. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 93.2% of total investments at September 30, 2020, compared to 87.5% at December 31, 2019. At September 30, 2020 our fixed maturity investments had a modified duration of 3.9 years, compared to 3.4 years at December 31, 2019. The Company's equity security investment holdings has decreased 68.7% from December 31, 2019, due to the sale of equity securities during the quarter ended September 30, 2020.

Book Value Analysis

Book value per common share decreased 9.8% from $11.69 at December 31, 2019, to $10.54 at September 30, 2020. Underlying book value per common share decreased 14.3% from $11.43 at December 31, 2019 to $9.80 at September 30, 2020. The decrease in the Company's book value per common share was due to a decrease in the Company's retained earnings as the result of net loss in the first nine months of 2020. As shown in the table below, removing the effect of AOCI further decreases the Company's book value per common share, as the Company experienced favorable market conditions for the nine months ended September 30, 2020.

($ in thousands, except for share and per share data)	September 30, 2020	December 31, 2019

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$453,941	$503,138
Denominator:
Total Shares Outstanding	43,080,410	43,028,074
Book Value Per Common Share	$10.54	$11.69

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$453,941	$503,138
Less: Accumulated other comprehensive income	31,732	11,319
Stockholders' Equity, excluding AOCI	$422,209	$491,819
Denominator:
Total Shares Outstanding	43,080,410	43,028,074
Underlying Book Value Per Common Share(1)	$9.80	$11.43
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The

Exhibit 99.1
Company believes the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of the Company's business.

Conference Call Details

Date and Time:    November 5, 2020 - 5:30 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
    (International): 201-493-6724

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1385077&tp_key=6956c4ea62

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUE:
Gross premiums written	$365,819	$317,184	$1,140,653	$1,085,505
Change in gross unearned premiums	(11,828)	27,499	(97,904)	(98,984)
Gross premiums earned	353,991	344,683	1,042,749	986,521
Ceded premiums earned	(165,250)	(151,763)	(476,930)	(422,475)
Net premiums earned	188,741	192,920	565,819	564,046
Net investment income	6,010	7,803	18,834	22,668
Net realized investment gains	24,968	18	24,959	186
Net unrealized gains (losses) on equity securities	(11,552)	2,609	(17,456)	15,519
Other revenue	4,566	4,248	13,278	12,276
Total revenues	$212,733	$207,598	$605,434	$614,695
EXPENSES:
Losses and loss adjustment expenses	218,652	148,125	423,182	368,924
Policy acquisition costs	58,735	61,849	170,183	178,717
Operating expenses	14,483	12,167	38,164	33,577
General and administrative expenses	19,224	19,105	53,646	53,488
Interest expense	2,210	2,443	7,194	7,379
Total expenses	313,304	243,689	692,369	642,085
Loss before other income	(100,571)	(36,091)	(86,935)	(27,390)
Other income	18	17	60	44
Loss before income taxes	(100,553)	(36,074)	(86,875)	(27,346)
Benefit for income taxes	(26,685)	(7,859)	(24,933)	(5,912)
Net Loss	$(73,868)	$(28,215)	$(61,942)	$(21,434)
Less: Net income attributable to noncontrolling interests	204	65	579	280
Net loss attributable to UIHC	$(74,072)	$(28,280)	$(62,521)	$(21,714)
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	27,884	5,606	52,106	30,561
Reclassification adjustment for net realized investment gains	(24,968)	(18)	(24,959)	(186)
Income tax expense related to items of other comprehensive income	(707)	(1,486)	(6,582)	(7,374)
Total comprehensive income (loss)	$(71,659)	$(24,113)	$(41,377)	$1,567
Less: Comprehensive income attributable to noncontrolling interests	208	101	731	537
Comprehensive income (loss) attributable to UIHC	$(71,867)	$(24,214)	$(42,108)	$1,030

Weighted average shares outstanding
Basic	42,893,205	42,795,414	42,853,364	42,750,710
Diluted	42,893,205	42,795,414	42,853,364	42,750,710

Earnings available to UIHC common stockholders per share
Basic	$(1.73)	$(0.66)	$(1.46)	$(0.51)
Diluted	$(1.73)	$(0.66)	$(1.46)	$(0.51)

Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	September 30, 2020	December 31, 2019
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$1,026,438	$884,861
Equity securities	36,470	116,610
Other investments	38,371	10,252
Total investments	$1,101,279	$1,011,723
Cash and cash equivalents	323,314	215,469
Restricted cash	53,234	71,588
Accrued investment income	5,691	5,901
Property and equipment, net	34,880	32,728
Premiums receivable, net	98,948	86,568
Reinsurance recoverable on paid and unpaid losses	780,298	550,136
Ceded unearned premiums	402,804	270,034
Goodwill	73,045	73,045
Deferred policy acquisition costs	119,089	104,572
Intangible assets, net	22,855	26,079
Other assets	49,350	19,375
Total Assets	$3,064,787	$2,467,218
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,082,126	$760,357
Unearned premiums	771,959	674,055
Reinsurance payable on premiums	347,711	166,131
Payments outstanding	68,505	57,555
Accounts payable and accrued expenses	89,657	78,592
Operating lease liability	2,242	324
Other liabilities	69,146	47,407
Notes payable, net	158,043	158,932
Total Liabilities	$2,589,389	$1,943,353
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,255,798 and 43,056,310 issued, respectively; 43,080,410 and 43,028,074 outstanding, respectively	4	4
Additional paid-in capital	392,754	391,852
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	31,732	11,319
Retained earnings	29,881	100,394
Total stockholders' equity attributable to UIHC stockholders	$453,940	$503,138
Noncontrolling interests	21,458	20,727
Total Stockholders' Equity	$475,398	$523,865
Total Liabilities and Stockholders' Equity	$3,064,787	$2,467,218